Exhibit 10.10

SYNDICATED LOAN AGREEMENT

among

NFE NORTH HOLDINGS LIMITED
(the Borrower)

NATIONAL COMMERCIAL BANK JAMAICA LIMITED
(as Arranger)

THE LENDERS LISTED IN SCHEDULE 1
(the Lenders)

and

JCSD TRUSTEE SERVICES LIMITED
(the Agent)

PATTERSON MAIR HAMILTON
Attorneys-at-Law
Temple Court
85 Hope Road
Kingston 6
Tel: (876) 920-4000
Fax (876) 920-0244
E-mail: info@pmhlaw.net

SYNDICATED LOAN AGREEMENT

THIS AGREEMENT is made as of the                      day of May. 2016

AMONG:

(1)
NFE NORTH HOLDINGS LIMITED, a company incorporated under the laws of Jamaica with its registered with offices situate at and having its registered office situated at Montego Bay Freeport, Berth #1 at the Port of Montego Bay. Montego Bay in the Parish of Saint James, Jamaica. (hereinafter called “the Borrower”):

(2)
NATIONAL COMMERCIAL BANK JAMAICA LIMITED a bank duly incorporated under the Banking Act and having its registered office situate at “The Atrium”, 32 Trafalgar Road, Kingston 10 in the parish of Saint Andrew, Jamaica as arranger (herein “the Arranger”);

(3)	The lending institutions listed in Schedule I (herein “the Lenders”, each a “Lender”); and

(4)
JCSD TRUSTEE SERVICES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 40 Harbour Street, in the city and Parish of Kingston, Jamaica, W.I. (herein “the Agent”)

A.
The Borrower has requested and the Lenders have agreed to make available to the Borrower a term loan of up to an aggregate principal amount of Forty-Four Million United States Dollars (US$44,000,000.00) upon the terms and subject to the conditions hereinafter set forth.

B.	The obligation of the Lenders to make any amount available to the Borrower under this Agreement shall be subject to the conditions precedent and other terms and conditions provided for herein.

C.	It is intended that the security interests under the Security Documents will be held by the Agent, as agent, for the benefit of the Lenders.

NOW THEREFORE IT IS AGREED as follows:

1.             Definitions and Construction

1.1           Definitions:  In this Agreement:

“Acting in Concert” means Persons who, pursuant to .an agreement (whether formal or informal), actively cooperate to obtain Control of a company by acquiring its shares.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is director or officer of such Person. For purposes of this definition and the definition of the term “Subsidiary”, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 50% or more of the voting shares of such Person.

“Agent” means JCSD TRUSTEE SERVICES LIMITED or any other agent for the Lenders appointed pursuant to clause 17.15.

“Agent Fee Letter” means a letter dated on or before the date hereof between the Arranger and the Borrower setting out the amount of various fees referred to in clause 18 (“Fees”).

“Agreed Rate” means; (1) during the continuance of an Event of Default which remains uncured or unremedied following receipt of notice of default, 14.10% per annum; and (2) at all other times, 8.10% per annum.

“Agreement” means this Syndicated Loan Agreement;

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are open for business generally in Jamaica.

“Change of Control” means the failure of (i) the Sponsor to maintain Control (as hereinafter defined) of Borrower or Guarantor; and (ii) Atlantic Energy Holdings Limited to maintain Control of the Borrower.

“Closing Date” means the date being a Business Day, confirmed in writing by the Agent to the Borrower and the Lenders (following execution of this Agreement) as being the date on which all the conditions precedent set out in clause 4 are satisfied.

“Commitment” means the amount set opposite the name of a Lender in Schedule I to the extent not cancelled or reduced under this Agreement OR such amount as a Lender may undertake to make available to the Borrower pursuant to the terms hereof.

“Commitment Period” means the period from the date of this Agreement to the Term Date (both days inclusive).

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any contract, indenture, mortgage, deed of trust, lease, instrument or other undertaking affecting such Person or to which such Person is a party or by which it or any of its property is bound.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means:

(a)           a holding, or aggregate holdings, of shares carrying more than 50% of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings gives de facto control; or

(b)           the right to elect directly or indirectly more than one half of the board of directors of a company; or

(c)           the ability (directly or indirectly) to control or to exercise a decisive influence over the policy of a company.

“Date of Disbursement” means the date on which the first or only disbursement is made of any Loan hereunder PROVIDED THAT the expression “date of disbursement” when used shall bear a separate meaning, as the context requires.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages; and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means all statutes, regulations, rules, orders, directions, codes, ordinances, decrees and requirements of the Government of Jamaica or any agency, department or statutory authority thereof regulating, relating to, or imposing, liability or standards of conduct concerning the protection of human health or other living organism or the protection of the environment or the prevention of noise or other nuisances, as are in effect at the time of the relevant representation.

“Environmental Permit” means any licence, permit, approval or other authorization granted to the Borrower under any Environmental Law.

“Event of Default” means any of the events or circumstances set out in sub-clause 16.1 and “Potential Event of Default” means any event which, with the giving of notice, the lapse of time, or both would constitute an Event of Default.

“Facility” or “Term Loan” means the term loan facility of up to Forty-Four Million United States Dollars (US$44,000,000) to be granted pursuant to clause 2.1.

“Fee Letter” means a letter dated on or before the date hereof between the Arranger and the Borrower setting out the amount of various fees referred to in clause 1$ (“Fees”).

“Finance Parties” means the Arranger, the Lenders and the Agent and “Finance Party” means any of them.

“Financial Indebtedness” of any Person means, without double counting, (a) all indebtedness of such Person for borrowed money (including debit balances at any bank or other financial institution); (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days unless the subject of a bona fide dispute and incurred in the ordinary course of such Person’s business); (c) all Obligations of such Person evidenced by notes, bonds, debentures, loan stock or other security or similar instruments; (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessee under finance leases; (f) all Obligations of such Person under acceptances, letters of credit or similar facilities; (g) all Obligations of a Person under any agreement whereby its receivables are sold (otherwise than on a non-recourse basis); (h) all Obligations of such Person arising under guarantees, indemnities or similar assurance in respect of borrowed money and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person guaranteed by such Person or secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including, without limitation, accounts and contract rights) owned by such Person or to sell such Financial Indebtedness to such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. To the intent that Financial Indebtedness shall be determined on a consolidated basis, references to “Person” in this definition shall include a Person and all its Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means the entity more particularly described in PART A of SCHEDULE 3 or other Security Issuer(s) as the Lenders may accept as a party/parties providing Security Document(s) who shall provide guarantee(s) and or security documents in favour of the Agent for the benefit of the Lenders, with respect to the obligations of the Borrower under this Agreement but shall not include NFE Bermuda.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas; and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and any other hedging agreement.

“Intercreditor Agreement” means an agreement to be entered into by relevant parties governing the relationship between the Lenders and the Agent (in its capacity as collateral agent for the Lenders) in each case for the benefit of the parties entitled to the protection of the Security Documents.

“IFRS” accounts prepared according to the generally accepted accounting principles in the United States of America as in in effect from time to time and reconciled by the Borrower with the International Financial Reporting Standards as adopted and applied generally in Jamaica.

“Intellectual Property Rights” means patents, trade marks and service marks, rights in designs, trade or business names, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these in any part of the world;

“Interest Payment Date” means as applicable (i) the last Business Day in the month following the month in which the Date of Disbursement shall occur (ii) the last Business Day of each subsequent calendar month (iii) the Maturity Date and (iv) the date upon which interest may be payable pursuant to a Notice of Acceleration.

“Interest Period” means in the first instance, the period commencing on the date of disbursement of the respective Loan and ending on and including the day immediately before the first Interest Payment Date and thereafter commencing with the last previous Interest Payment Date and ending on and including the day immediately prior to the next Interest Payment Date.

“LNG Supplier Agreements” means any agreement to supply LNG to Borrower or one of its Affiliates.

“Lending Office” means, as respect any Lender, the office as notified to the Agent by such Lender as the office through which it will perform all or any of its obligations under this Agreement.

“Loan” means the principal amount of each secured borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing and “Loans” means the secured borrowings under the Facility.

“Loan Documents” means this Agreement, the Related Documents the Notes or any other document designated as such by the Agent in writing and the Borrower and Loan Document shall be construed accordingly.

“Majority Lenders” means, at any time, one or more Lender(s): (a) whose participation(s) in the Loans then outstanding aggregate 75% or more of all the Loans then outstanding; or (b) if there are no Loans then outstanding, whose Commitments then aggregate 75%] or more of the Total Commitments.

“Mandatory Prepayment” means any mandatory payment together with interest thereon required to be paid by the Borrower pursuant to clause 7.2 (ii).

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) operations, performance, properties or prospects of the Borrower, any Guarantor and/or NFE Bermuda, taken as a whole; (b) the validity, legality or enforceability of any Loan Document; (c) the rights and remedies of the Agent or any Lender under any of the Loan Documents; (d) material reductions in security margins or values including minimum credit balances, where applicable; or (e) the ability of the Borrower to perform its Obligations under any of the Loan Documents OR of a Security Issuer to perform its Obligations under any Security Document.

“Maturity Date” means with respect to any of the Loans the day immediately preceding the seventh (7th) anniversary of the Date of Disbursement or such later date as the Lenders and the Borrower may agree in writing.

“Merger” means with respect to the Borrower any amalgamation de-merge, merger or reconstruction or conveyance or transfer of its properties and assets substantially or in its entirety to any Person.

 “NFE Bermuda” means NFE North Holdings Limited, a Bermuda exempted limited liability company, an Affiliate of the Borrower;

“Note” means a promissory note issued in accordance with clause 10A and Notes shall be construed accordingly.

“Notice of Acceleration” means a notice issued to the Borrower pursuant to clause 7.2 (ii) or clause 16.2(b).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, un-liquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is stayed or otherwise affected by any proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document.

“Party” means either a Finance Party or the Borrower.

“Payment Date” means a Business Day on which any installment of principal is payable under this Agreement.

“Permitted Financial Indebtedness” means:
(a)	current liabilities and trade credits arising in the normal course of business;
(b)	incremental facilities arranged by the Arranger;
(c)	incremental debt on a fully subordinated basis to the Facility subject to there being no compromise of present or future financial and other covenants;
(d)	leases of property in the normal course of business of the Borrower;
(e)
guarantee obligations or indebtedness under or in respect of surety, performance bid or appeal bonds or performance or completion guarantees up to a maximum amount of US$1,000,000 in any one instance and up to US$3.000.000 in aggregate on an annual basis:

(f)
obligations in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments up to a maximum amount of US$1,000,000 in any one instance and up to US$3,000,000 in aggregate on an annual basis:

(g)
cash management obligations, netting services, overdraft protection and similar services up to maximum amount(s) from time to time permitted by National Commercial Bank Jamaica Limited, the Borrower’s banker;

(h)	Financing of insurance premiums:
(i)	Qualified Shareholder Debt;
(j)	Financial indebtedness otherwise permitted under Clause 15.2 (j);
(k)	Financial indebtedness arising under the Transaction Documents; or
(1)
Financial Indebtedness under any finance or capital leases of vehicles, plant, equipment or computers provided that the aggregate capital value of all such items so leased under outstanding leases by the Borrower does not exceed US$250,000 (or its equivalent in other currencies).

“Permitted Guarantee” means:
(a)
any performance or similar bond, guaranteeing performance by the Borrower under any contract entered into in the ordinary course of such trade, such guarantee should not exceed US$500,000 (or its equivalent) in aggregate in each financial year of the Borrower; or

(b)	any guarantee or indemnity issued pursuant to the Transaction Documents or in the ordinary course of business.

“Permitted Security Interest” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or if commenced, which are being contested in good faith:

(a)	Security Interest for taxes, assessments and governmental charges or levies either (i) not yet due and payable or (ii) being contested in good faith;

(b)
any deposits or pledges to secure bids, tenders, contracts, leases, performance bonds or other statutory obligations or other obligations of like nature (other than, in each case, obligations that constitute Financial indebtedness arising in the ordinary course of business;

(c)	any surety or appeal bonds or other obligations of like nature arising in the ordinary course of business:

(d)
warehousemen’s, materialmen’s, repairers’, mechanics’. carriers’. suppliers’ and similar liens arising by operation of law, payment of which is not overdue by more than sixty (60) days or that are being contested in good faith;

(e)	liens arising out of conditional sale, title retention or similar arrangements covering goods purchased by the Borrower that secure the purchase price thereof;

(0	casements, rights of way and other encumbrances appearing on title to real property or which are obvious or apparent;

(g)	Security Interests existing as of the date hereof and disclosed in writing to the Agent by the Borrower;

(h)	Security Interests upon property created at the time of the purchase thereof solely as security for the payment of the purchase price thereof;

(i)	customers’ security deposits;

(j)	Security Interests arising under retention of title arrangement entered into in the ordinary course of business;

(k)	Security Interests over goods or documents of title to goods arising in the ordinary course of documentary credit transactions;

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Project” shall bear the meaning ascribed to this expression in Clause 3.

“Qualified Shareholder Debt” means any unsecured subordinated indebtedness between the Guarantor or the Borrower on the one hand and any direct or indirect parent company of the Borrower or the Guarantor on the other hand.

“Related Document” means the Fee Letter, the Security Documents, and any other agreement between the Borrower and the Lenders relating to the Facility.

“Request for Disbursement” means a request for disbursement in the form set out in Appendix 2.

“Requirement of Law” means, as to any Person, the articles of incorporation. memorandum of association and articles of association, by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, permit, license, administrative position or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Security Documents” means the security documents issued by the Borrower or the Guarantor as described in PART B of SCHEDULE 3 and/or any other security document issued by the Borrower or any Security Issuer as the Lenders may accept, the same to be security for the whole or any part of the Borrower’s obligations to the Lenders.

“Security Interest” means, whether arising by operation of law or otherwise, any mortgage, lien, pledge, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege, or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law and any transaction which, although in legal terms is not a secured borrowing, has an economic or financial effect similar to that of a secured borrowing.

“Security Issuer” means an issuer of a Security Document as required by the Agent for the benefit of the Lenders.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities of such Person, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liabilities of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability. For the purposes of this definition and this Agreement, Qualified Shareholder Debt shall be treated as a part of the equity base of the Borrower and not liabilities.

“Sponsor” shall mean Fortress Investment Group LLC or any other Person or Persons that, directly or indirectly, Controls, is Controlled by or is under common control with the Sponsor.

“Subsidiary” means, as to any company, any other company or other corporate body directly or indirectly controlled by such first-mentioned company and “Subsidiaries” shall be construed  accordingly.

“Tangible Net Worth” means, at any time, as respects the Borrower, the aggregate of;

(i)	the amount paid up or credited as paid up on the issued share capital of the Borrower; and

(ii)	the amount standing to the credit of the capital and revenue reserves of the Borrower; based on the relevant Balance Sheet of the Borrower but adjusted by:

(A)        adding any amount standing to the credit of the profit and loss account of the period ending on the date of such Balance Sheet to the extent not included in sub-paragraph (ii) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by the Borrower AND any Financial Indebtedness of the Borrower subordinated to the Lenders including any Qualified Shareholder Debt;

(B)          deducting any amount standing to the debit or the profit and loss account of the Borrower for the period ending on the date of the Balance Sheet;

(C)          deducting any amount attributable to goodwill or any other intangible asset;

(D)	deducting any amount attributable to a revaluation of assets after the date of the latest Balance Sheet before the date hereof;

(E)          reflecting any variation in the amount of the issued share capital of the Borrower;

(F)          reflecting any variation in the interest of the Borrower in any other company since the date of the latest Balance Sheet to the extent same impacts the issued share capital of the Borrower;

(G)          excluding any amount attributable to minority interests; and

(H)          excluding any loans or credit facilities to their directors and Affiliates.

“Taxes” means all present and future taxes, levies, imposts, duties, fees, charges or withholdings of whatever nature and wherever levied, charged or assessed, together with any interest thereon and any penalties in respect thereof.

“Term Date” means the One Hundred and Twentieth (120”) day following the Closing Date.

“Total Commitments” means the aggregate for the time being of the Commitments being up to US$44,000,000.00 at the date of this Agreement.

1.2           Construction

(a)	In this Agreement, unless the contrary intention appears. a reference to:

(i)	an “authorization” includes an, authorization, consent, approval, resolution, licence, exemption, filing and registration;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, then that period shall end on the last day in that calendar month;

a “regulation” includes any regulation, rule. official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory. self-regulatory or other authority or authorization;

(ii)	a provision of law is a reference to that provision as amended or re-enacted;

(iii)	a clause or Schedule or Appendix is a reference to a clause or Schedule or Appendix to this Agreement;

(iv)	a person includes its successors and assigns;

(v)	a Loan Document or another document is a reference to that Loan Document or other document as amended, novated or supplemented; and

(vi)	a time of day is a reference to Jamaican time.

(b)	The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(c)
References to a document being in “the agreed form” means in the form of a draft agreed between the Arranger (on behalf of the Lenders) and the Borrower and signed for the purpose of identification by them or by their respective attorneys on their behalf.

(d)	In this Agreement, words imposing the singular shall include the plural and vice versa and reference to one gender includes all other genders.

(e)	“US$” and “United States Dollars” mean lawful currency from time to time of the United States of America.

(f)	“JA$” and “Jamaican Dollars” mean lawful currency from time to time of Jamaica.

(g)	In this Agreement the term “senior” used with reference to indebtedness arising under this Agreement or any other indebtedness of the Borrower means that such indebtedness —

(i)          ranks equal in right of payment with existing and future unsubordinated indebtedness of the Borrower; and

(ii)         ranks prior in right of payment with existing (if any) and future subordinated indebtedness of the Borrower.

2.             The Facility

2.1           Facility: Subject to the terms of this Agreement, the Lenders agree to make the Facility available during the Commitment Period to the Borrower up to the aggregate principal amounts not exceeding the Total Commitments. The principal sum of the Facility may be drawn down in a single advance equal to the Total Commitments or multiple advances equal to the Total Commitments. No Lender is obliged to lend more than its Commitment.

2.2           Severability of a Finance Party’s rights and obligations

The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations under this Agreement shall not relieve any other Lender, the Agent or the Borrower from any of its or their respective obligations under this Agreement. The Agent shall not be responsible for the obligation of any Lender nor shall any Lender be responsible for the obligations of any other Lender under this Agreement.

2.3          Notwithstanding any other term of this Agreement, the interests of the Lenders are several and the aggregate of the amounts outstanding at any time under this Agreement from the Borrower to each Lender or to the Agent in its capacity as such is a separate and independent debt. The Agent and every Lender shall each have the right to enforce its rights arising out of this Agreement without having, in the case of the Agent, to join the Lender or, in the case of a Lender, to join the Agent, as an additional party in any proceedings to enforce such rights.

3.             Purpose

The Borrower shall apply the Loans to (a) assisting with the construction and development of a LNG terminal at the Port of Montego Bay, in the Parish of Saint James, Jamaica, and related infrastructure (the “Project”): (b) the purchase of equipment, machinery and other property in relation to the Project; (c) pay fees and expenses related to the Facility and (d) any other use that is permitted by, or not expressly prohibited by, this Agreement. Neither the Agent, the Arranger nor the Lenders nor any of them shall be obliged to concern themselves with such application.

4.             Conditions precedent

4.1           Documentary conditions precedent: The obligations of each Lender to the Borrower under this Agreement are subject to the conditions precedent that the Agent has notified to the Borrower and the Lenders that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to the Agent.

4.2           Further conditions precedent: The obligation of each Lender to make any amount available under sub-clause 5.3 (Advance of Loans) is subject to the further conditions precedent that:

(a)	on both the date of the request for a Loan and the date for the advance of the amount:

(i)	the representations and warranties in sub-clause 14.1 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made;

(ii)	no Event of Default or Potential Event of Default is continuing or would result from the making of the Loan;

(b)	the Agent has received all other documents, opinions, certificates, consents assurances as it may reasonably request in connection with the Loan; and

(c)
the Borrower shall have paid to the Agent (or issued written instructions to the Agent for payment by way of deduction from the proceeds of the Loans) (i) the amounts stated in the Fee Letter to be payable by it; (ii) such of the legal fees and out-of-pocket expenses of the Lenders’ attorneys-at-law which are payable by the Borrower and which have been invoiced and (iii) all commitment, participation and/or agency fees and expenses (if any) due and payable by the Borrower to any of the Lenders or the Agent;

(d)	no event or circumstance has occurred and is continuing that, in the reasonable opinion of the Majority Lenders, would have a Material Adverse Effect;

(e)	there has been no material adverse circumstance, change or condition in or affecting:

(i)
the financial, economic, political or other condition of Jamaica or Caribbean region (or in the financial markets of any such countries or region) or in the international or regional markets for loans and debt securities for issuers from such countries or region; and

(ii)	the loan syndication, financial or capital markets generally that, in the sole judgment of the Arranger, could reasonably be expected to materially impair the syndication of the Facility without regard, in either case, to the effect of any such Material Adverse Change on the Borrower;

(f)	there shall be no Requirement of Law that would reasonably be expected:

(i)	to render the consummation of any of the transactions contemplated by any of the Loan Documents by any of the parties thereto illegal; or

(ii)	to restrain, prevent or impose materially adverse conditions on such transactions,

(g)
the Lenders shall have completed a due diligence investigation (including all legal, regulatory and financial reviews) of the Borrower in scope, and with results, satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to reasonably believe that any information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of the Loan Documents or delivered pursuant to the terms of the Loan Documents was or has become misleading, incorrect or incomplete in any material respect prior to the Date of Disbursement;

(h)	each of the Loan Documents shall have been duly executed, stamped and delivered by each of the parties thereto and shall be in full force and effect:

(i)
all governmental and third-party consents, approvals, authorizations, rights, licenses, permits, registrations, and any other regulatory approvals required in connection with the execution of the proposed loan facility and required to perform the activities and programs Borrower is currently conducting in connection with the project as at the date hereof, shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent authority; (j) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in court or before any arbitrator or governmental instrumentality of which the Borrower is aware that:

(i)	would reasonably likely have a Material Adverse Effect; or

(ii)	affects adversely or purports to adversely affect any of the transactions contemplated by the Loan Documents;

(j)	as applicable, the Borrower shall have delivered to the Agent a Note compliant with clause 10A payable to each of the Lenders in respect of such Lender’s portion of each of the Loans to be disbursed;

(k)	the Borrower shall have established the Debt Service Reserve Account;

(1)	the Borrower shall have completed FATCA Certification forms, as applicable.

4.2A        Special Conditions: The obligation of each Lender to make any amount available under sub-clause 5.3 (Advance of Loans) is subject also to the Special Conditions set forth in Part B of Schedule 2.

4.3           Conditions Subsequent: The Borrower shall be required to prepay the Loans in the event that the Borrower fails to satisfy (and the Agent (on behalf of the Lenders) shall not have waived in writing) any of the condition(s) subsequent set forth in PART C of Schedule 2.

5.             Drawdown

5.1           Commitment Period: The Borrower may borrow a Loan during the Commitment Period if the Agent receives, not later than three (3) Business Days before the proposed drawdown date, a duly completed Request for Disbursement. The undrawn amount (if any) of the Facility shall automatically be cancelled at close of business on the Term Date.

5.2           Completion of requests for Loans: A request for a Loan or an advance in respect of a Loan will not be regarded as having been duly completed unless:

(a)	the date for the borrowing of the Loan or the advance in respect of a Loan is a Business Day;

(b)	the principal amount of the Loan or the advance in respect of a Loan is not more than the total of Commitments undrawn;

(c)	the payment instructions comply with clause 10 (Other Payment Provisions); and

(d)	the request is made following the Closing Date but no later than the Term Date.

Each request must specify one Loan only, but the Borrower may, subject to the other terms of this Agreement, deliver more than one request on any one day.

5.3           Advance of Loans: The Agent shall promptly notify each Lender of the details of the requested Loans. Subject to the terms of this Agreement:

(a)
If applicable, the respective Lender(s) shall on the relevant date for borrowing specified in the Request for Disbursement make or cause to be. made through its Lending Office an advance in United States Dollars to the Borrower;

(b)
Subject to paragraph (a) above, each of the Lenders shall either on the relevant date for borrowing specified in the Request for Disbursement (“the Requested Disbursement Date”) pay the amount of its participation in the Loans into an account of the Borrower with such Lender or make such participation available to the Agent not later than the Business Day immediately preceding the Requested Disbursement Date.

The amount of a Lender’s participation in the Loans will be the proportion of such Loans which its Commitment in respect of such Loans bears to all Commitments for such Loans. Every advance made by a Lender and applied in accordance with (a) of this clause 5.3 shall be deemed to be a borrowing in accordance with that Lender’s Commitment.

6.             Repayment

The Borrower shall repay the aggregate of principal amounts drawn down under the Facility as follows, (each date of payment, a “Payment Date”):

a)	in seventy-seven (77) payments of US$452.307.69 in consecutive monthly installments beginning on the next Payment Date immediately following the end of the Moratorium Period; and

b)	a balloon payment of the US$9,172,307,87 (or where the provisions in Clauses 6 (c) and 7.1apply, the outstanding principal) on the Maturity Date;

c)
in the event that the Loan is not fully drawn, in consecutive monthly installments (in lieu of the payments indicated in Clause 6 (a) above) each equal to (A) US$452,307.69 multiplied by (B) (i) the aggregate drawn and outstanding principal amount under the Facility as at the Term Date divided by (ii) US$44,000,000.00.

For purposes of the foregoing, “Moratorium Period” means “a moratorium applied to repayment of the principal sum of the Loan for a period of six (6) months from the Date of Disbursement”.

7.             Prepayment and Cancellation

7.1           Voluntary Prepayment: The Borrower may, at any time, upon giving to the Agent not less than thirty (30) days’ prior written notice specifying the date and intended amount of the payment, prepay the Loans on the last day of an Interest Period in whole or in part (but, if in part, in an integral multiple of five hundred thousand United States Dollars (US$500,000.00) but not less than one million United States Dollars (US$1,000,000.00) paying (1) during the period of one (1) year from the Date of Disbursement a pre-payment fee of two percent (2%) of any amount being prepaid; and during the period commencing one (1) year from the Date of Disbursement and expiring on the fifth (5th) anniversary of such date, a pre-payment fee of one percent (1%) of any amount being prepaid. For the avoidance of doubt, after the fifth (5th) anniversary aforesaid there shall be no prepayment penalty. All prepayments shall be made together with accrued interest thereon up to the date of prepayment. Any such prepayment shall be applied pro rata against the repayment installments payable to the Lenders in inverse order of maturity. No amount prepaid may be re-borrowed

7.2           Mandatory Prepayment: If there shall occur, (i) without the prior consent of the Lenders in writing given by the Agent on the direction of all the Lenders, a Change of Control or a Merger of the Borrower; or (ii) any Material Adverse Change, then the Agent may at the direction of the Majority Lenders by notice in writing to the Borrower:

(i)	declare the Commitments of the Lenders to be immediately cancelled; and

(ii)
require the Borrower to prepay to each Lender a sum equivalent to 100% of the outstanding principal amount of the Loan made by the Lender and accrued and unpaid interest thereon to date of payment within thirty (30) days of service of the notice on the Borrower, and thereupon the said Commitment shall be Cancelled and the Borrower shall be obliged to prepay the Loan in accordance with the notice. Mandatory prepayments shall be made without premium or penalty.

7.3           Restrictions on Prepayments:

(a)	All prepayments shall be made together with accrued interest thereon up to the date of prepayment.

(b)	The Borrower shall not be entitled to prepay the Loans or any part thereof otherwise than in accordance with this clause.

8.             Interest

8.1	(a)	Interest Rate: The Borrower shall pay to the Agent for the account of each Lender in respect of the Facility, interest on each Advance made by such Lender at the Agreed Rate for each Interest Period.

(b)
Interest Period: The first Interest Period shall commence on the date of disbursement of the respective Loan and shall end on the day immediately before the next succeeding Interest Payment Date, and each subsequent Interest Period shall commence on an Interest Payment Date and shall end on the date immediately before the next Interest Payment Date.

8.2           Interest Calculation: All interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365-day year (and 366 days in a leap year). Any certificate or determination by the Agent as to interest payable under this Agreement for any Interest Period shall, in the absence of manifest or proven error, be conclusive and binding on the Borrower.

8.3           Interest Payment: Interest calculated at the rate and in the manner set out above, shall be due and payable on each Interest Payment Date.

9.             Default Rate

9.1           Default interest: If the Borrower fails to pay any amount (including interest) payable by it under this Agreement on the due date, it shall forthwith on demand by the Agent pay interest on the overdue amount from the day immediately following the expiry of any grace period before default provided for in clause 16.1(a) herein up to the date of actual payment, as well after as before judgment, at a rate per annum (the “Default Rate”) determined by the Agent to be the aggregate of the 8.10% per annum plus 6 % per annum.

9.2           Compounding: Default Interest will be compounded as at each Interest Payment Date by adding same to principal.

10.           Other Payment Provisions

10.1          Place: Subject to any subsequent notice in writing from the Agent to the Borrower or, as the case may be, to Lenders varying instructions for method of payment, all payments by the Borrower or a Lender under this Agreement shall be made one (1) Business Day before the respective payment/due date, by wire transfer in the case of payment made in United States Dollars to such account(s) and by such instructions as the Agent shall notify in writing.

10.2         Funds: Payments under this Agreement to the Agent shall be made for value on the due date

10.3         Distribution

(a)
Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by prompt payment to such account of such Party as it may notify to the Agent for such purpose.

(b)
All payments made by or on behalf of the Borrower and received by the Agent, whether before or after the exercise of any rights arising under clause 16.2, shall be paid to each Lender in accordance with the provisions of this Agreement and/or any relevant Promissory Note. Payment by the Agent shall be made promptly following receipt and, in any event, the Agent shall use its reasonable efforts to pay to each Lender at the applicable Lender’s Lending Office the applicable amount on the same Business Day as the amount is received by the Agent.

(c)
Where a sum is to be paid to the Agent under this Agreement for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received cleared funds. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4         Currency

(a)	Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(b)	Principal and interest and any other amount payable under this Agreement are, except as otherwise provided in this Agreement, payable in United States dollars.

10.5         Set-off and counterclaim  All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.

10.6         Non-Business Days

(a)
If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement, interest is payable on that principal at the rate payable on the original due date.

10.7         Partial payments

(a)
If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Agent shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment of any unpaid costs and expenses of the Agent under this Agreement;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b)	The Agent shall, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a) (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by the Borrower.

10A        Promissory Notes

10A.1
The obligation to repay the Loans and all moneys becoming due and payable by the Borrower to each of the Lenders in connection therewith shall be evidenced by promissory notes (Notes) duly executed and delivered by the Borrower which shall be substantially in the form set out at Appendix 1.

10A.2
A Note in respect of each Lender’s participation in an advance of Loans to be disbursed through the agency of the Agent shall be executed and delivered to the Agent as agent of the Lender as and when such disbursement is made.

10A.3	Intentionally Omitted,

10A.4
In the event that any Note shall at any time become mutilated or be destroyed or lost then (i) in the case of loss or destruction, upon receipt by the Borrower of indemnity reasonably satisfactory to it or (ii) in the case of mutilation, upon surrender to the Borrower of the mutilated Note a new Note of like tenor and amount shall on demand be executed and delivered by the Borrower to the Lender and the old Note shall be deemed to be of no effect and the Agent shall so confirm in writing to the Borrower. All terms and conditions herein previously applicable to the old Note shall apply mutatis mutandis to any replacement thereof.

11.           Taxes

11.1         Gross-up: All payments by the Borrower under the Loan Documents shall be made without any deduction and free and clear of and without deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Lender, under the Loan Documents the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

Notwithstanding the foregoing, following a transfer by an existing Lender to a new Lender of any commitment or loans under this Agreement, the Borrower shall not be obligated to pay any additional amounts with respect to Tax that would not have been imposed on the existing Lender for or on account of Taxes without the prior written consent of the Borrower PROVIDED THAT the Borrower is not then in default (after the expiration of any applicable cure period).

11.2         Tax receipts: All Taxes required by law to be deducted or withheld by the Borrower from any amounts paid or payable under the Loan Documents shall be paid by the Borrower when due. Upon the written request of the Agent, the Borrower shall, within 15 days of the payment being made, deliver to the Agent for the relevant Lender evidence satisfactory to that Lender (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority.

12.           Increased Costs

12.1	(a)	Subject to clause 12.2 (Exceptions), the Borrower shalt forthwith on written demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it as a result of any change in law or regulation (including any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control) such written demand to state the change in law or regulation giving rise to the increased cost.

(b)	In this Agreement “increased cost” means:

(i)	an additional cost incurred by a Finance Party as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)
that portion of an additional cost incurred by a Finance Party in making, funding or maintaining all or any advances comprised in a class of advances formed by or including its participation in the Loans made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital; or

(iv)
the amount of any payment made by a Finance Party, or the amount of any interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by that Finance Party from any other Party under this Agreement.

12.2          Exceptions: clause 12.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for under clause 11 (Taxes); or

(b)
attributable to any change in the rate of Tax on the overall net income of a Lender (or the overall net income of a division or branch of a Lender) imposed in the jurisdiction in which its principal office or lending office for the time being is situated.

12.3          Prepayment:  Notwithstanding any provision to the contrary contained in this Agreement, in event that any increased costs become due and payable by Borrower pursuant to clauses 11 12 and 13. the Borrower may, without premium or penalty. including but not limited to any prepayment fee under clause 7.1, prepay the outstanding Loans together with any accrued and unpaid interest.

13.           Illegality

If it is or becomes unlawful in Jamaica for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

(a)	that Lender shall notify the Borrower through the Agent accordingly; and

(b)
the Lenders shall use all reasonable efforts to avoid such illegality including without limitation, by transferring the Facility to another financial institution(s) not affected by such law, order, regulation or directive; and

(c)
if the illegality cannot be so avoided, the Borrower shall forthwith prepay without premium or penalty that Lender’s participation in all the Loans together with all other amounts payable by it to that Lender under this Agreement as of the date, certified by the Lender that prepayment is required in order to enable the Lender to comply with the relevant law or, if no date is provided, within 60 days from the date of the notice provided under clause 13(a); and

(d)	the Lender’s un-drawn Commitment shall forthwith be cancelled.

14.           Representations and Warranties

14.1         Representations and warranties by the Borrower: The Borrower represents and warrants to each Finance Party that:

(a)
Status: The Borrower is a limited liability company, duly incorporated, validly existing and in good standing under the laws of Jamaica. The Guarantor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)
Powers and authority: The Borrower has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Loan Documents to which it is or will be a party and the transactions contemplated by those Loan Documents. The Guarantor has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Security Documents to which it is or will be a party and the transactions contemplated by those Security Documents;

(c)
Legal validity: Each Loan Document to which the Borrower is or will be a party is in proper legal form for the enforcement thereof in Jamaica and constitutes, or when executed in accordance with its terms will constitute, the Borrower’s legal, valid and binding obligation enforceable in accordance with its terms. Each Security Document to which the Guarantor is or will be a party is in proper legal form for the enforcement thereof in its jurisdiction of incorporation and constitutes, or when executed in accordance with its terms will constitute, the Guarantor’s legal, valid and binding obligation enforceable in accordance with its terms;

(d)
Title to properties: It and the Guarantor has good marketable title to, or valid and subsisting leasehold interest in, all real and personal properties reflected in its books and records as being owned or leased by it except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) as otherwise disclosed in writing by the Borrower to the Agent;

(e)	Non-conflict: The entry into and performance by it and the Guarantor of, and the transactions contemplated by, the Loan Documents do not and will not in any material respect:

(i)	conflict with or violate any law or regulation or judicial or official order, or

(ii)	conflict with or violate its constitutional documents; or

(iii)	cause any limitation on any of its powers whatsoever and however imposed, or on the right or ability of its directors to exercise such powers, to be exceeded; or

(iv)	conflict with or violate any agreement, indenture or other document which is binding upon it or any of its assets.

(f)	No default: No Event of Default or Potential Event of Default has occurred and is continuing un-remedied at the date of this Agreement;

(g)
Security Interest: There exists no Security Interest (other than Permitted Security Interests) over the whole or any part of its or the Guarantor’s present or future real property, personal property. or revenues and no obligation to create any such Security Interests;

(h)
Taxes: It has filed or caused to be filed or has been included in all tax returns required to be filed and has paid all taxes, if any, shown thereon to be due or on any assessments made against it or any of its property, together with applicable interest and penalties and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided on its books) and no tax lien has been filed against it and no claim is being asserted by a Governmental Authority with respect to any such tax, interest, penalty or other charge which default, in any of the foregoing cases set out in this sub-paragraph (h) would be likely to have a Material Adverse Effect;

(i)
Senior Ranking.  Its obligations under this Agreement and the Guarantor’s obligations under each Security Document, as applicable, rank and will rank senior to any Financial Indebtedness of the Borrower except for those mandatorily preferred by law;

(i)
Authorisations: All authorisations required to be obtained by the Borrower in connection with the entry into, performance. validity and enforceability of, and the transactions contemplated by, the Loan Documents have been obtained or effected (as appropriate) and are in full force and effect;

(k)	Accounts: Its unaudited quarterly accounts for the quarter ending March 31, 2016:

(i)	have been prepared in accordance with IFRS; and

(ii)	fairly represent in all material respects the financial condition of the Borrower as at the date to which they were drawn up;

(l)
Non-financial Information: No written information, exhibit or report furnished by or on its behalf to the Arranger or any of the Lenders in connection with the negotiation of the Loan Documents or delivered pursuant to the terms of the Loan Documents as of the date such information, exhibit or report was furnished, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein (taken as a whole) not misleading at such time in light of the circumstances under which such information, report financial statement or schedule was provided;

(m)
Environmental Compliance: To the best of the Borrower’s knowledge and information the operations and properties of the Borrower and the Guarantor complies in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against the Borrower or the Guarantor or any of its/their properties that would reasonably be expected to have a Material Adverse Effect or (b) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would be reasonably expected to have a Material Adverse Effect;

(n)
Litigation: Except as disclosed in writing to the Arranger and the Agent on behalf of each Finance Party no litigation, arbitration or administrative or regulatory proceedings or investigation are current or, to the Borrower’s knowledge, pending or threatened, against it or the Guarantor which might, if adversely determined, have a Material Adverse Effect;

(o)
Cross Default: Except as disclosed in writing to the Arranger and the Agent on behalf of each Finance Party neither Borrower nor the Guarantor is (nor would, with the giving of notice or lapse of time or any certificate or the making of any determination or any combination thereof be) and subject to any applicable grace period in breach of, or in default under, any agreement relating to Financial Indebtedness to which it is a party or by which it is bound and which would have a Material Adverse Effect;

(p)	Material Adverse Change: (i) There has not occurred since March 31, 2016,

(A)	any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect under item (a) or (d) of the definition of “Material Adverse Effect”; and

(B)
to the Borrower’s knowledge, any event, development or circumstance that has had or would reasonably be expected to have, a Material Adverse Effect under item (b) or (c) of the definition of “Material Adverse Effect”;

(ii) Neither of the Guarantor nor the Borrower has taken any action which would result in an event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect under items (b) or (c) of the definition of “Material Adverse Effect”;

(q)
Compliance with Laws: To the best of the Borrower’s knowledge and belief it, the Guarantor and each of its Subsidiaries is in compliance with all applicable laws and regulations and all material agreements except as respects failure to comply with any such applicable laws and regulations which do not (whether taken individually or in the aggregate) constitute a Material Adverse Change;

(r)
Solvency: Each of the Borrower and the Guarantor is Solvent and to the best of the Borrower’s knowledge and belief after due enquiry, no proceedings are pending or threatened against it, the Guarantor or any of the Guarantor’s Subsidiaries for the dissolution of it or any of its Subsidiaries aforesaid;

(s)
No Filing or Registration Required: To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each of the other Loan Documents (including the Notes) in Jamaica or elsewhere, as applicable, it is not necessary that this Agreement or any of the other Loan Documents be filed or recorded or registered with any court or other authority in Jamaica or elsewhere, EXCEPT as advised to the Agent by such opinions of Counsel as the Agent or Borrower shall procure and obtain.

14.2         Times for making representations and warranties:

(a)
The representations and warranties set out in sub-clause 14.1 are made (i) on the date of this Agreement and (ii) are deemed to be repeated by the Borrower on the date of each request for a Loan with reference to the facts and circumstances then existing.

(b)
The representations and warranties set out in sub-clause 14.1 above other than in paragraphs (k) and (l) are also deemed to be repeated annually by the Borrower on the first day immediately following the Interest Payment Date closest to the anniversary of the Closing Date with reference to the facts and circumstances then existing.

(c)
The representations and warranties set out in paragraph (k) of sub-clause 14.1 above are also deemed to be repeated on the delivery of the accounts for each financial year end with reference to the facts and circumstances then existing.

14.3         Effect of Investigation: The rights and remedies of each Finance Party in respect of any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced or affected by any investigation of the Borrower or its affairs by the Arranger or any of the other Finance Parties or without limitation. any other act or matter which, but for the provision would or might prejudice or affect any such right or remedies.

14.4         Representations and Warranties by the Lenders: Each of the Lenders hereby represents and warrants to the Borrower that:

(a)	it is not aware of any current event and/or fact presently giving rise to a situation which makes it doubtful that it will be able to discharge its obligations hereunder;

(b)
it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and it has power to own is property and assets, to carry on its business as presently conducted and to enter into and perform this Agreement;

(c)	this Agreement has been duly authorized, executed and delivered by it and constitutes legal, valid and binding obligations, enforceable in accordance with its express terms;

(d)
neither the making of this Agreement nor the lending by it of any sum pursuant to this Agreement will conflict with or result in a breach of any of the terms. conditions or provisions of or constitute a default or require any consent under any indenture, agreement or other instrument to which it is a party or by which it is bound or violate any of the terms or provisions of any judgment, decree or order or any statute, rule or regulation applicable to it;

(e)	it is not engaged in any litigation or arbitration proceedings which may material affect its ability to perform its obligations under this Agreement;

(f)	as at the date hereof. the Borrower is not liable to make any deductions (with respect to Taxes) from payments to be made to the Lenders pursuant to the terms hereof.

15.           Covenants

15.1         Positive covenants: So long as any Commitment remains in effect or any amount is owing to any Finance Party hereunder or under any other Loan Document (and save as specifically otherwise provided for hereunder):

(a)	Financial information: The Borrower shall supply to the Agent in sufficient copies for all the Lenders and prepared in compliance with IFRS:

(i)	within one hundred and twenty (120) days of the end of each of its and the Guarantor’s financial years, its audited accounts for that financial year;

(ii)
within ninety (90) days of the end of each financial quarter, its and the Guarantor’s un-audited accounts for that financial quarter showing a comparison of the results for the corresponding period of the preceding financial year; and

(iii)
together with the accounts specified in paragraph (i) or, as the case may be, paragraph (ii), above, a certificate signed by its Chief Financial Officer setting out in reasonable detail the computations establishing compliance with the financial covenants set out in sub-clause 15.3;

(iv)
within forty-five (45) days prior to the commencement of each financial year, provide annual financial projections and estimated capital expenditure budget for the next ensuing financial year of the Borrower and the Guarantor.

(b)	Other information: The Borrower shall supply to the Agent:

(i)
as soon as reasonably possible and in any event within five (5) Business Days after the occurrence of an Event of Default, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default and the action that the Borrower or the Guarantor, as applicable, has taken and proposes to take with respect thereto;

(ii)	all official documents dispatched by it to its shareholders in order to receive the formal approval of shareholders in their capacity as such at the same time as they are dispatched;

(iii)
promptly upon a senior officer of the Borrower becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which might, if adversely determined, have a Material Adverse Effect on the financial condition of the Borrower or the Guarantor (considered separately or on a consolidated basis with the Guarantor’s Subsidiaries) or on the ability of the Borrower to perform its obligations under this Agreement or on the ability of the Guarantor to perform its obligations under any Security Document;

(iv)	information with respect to, and copies of, all environmental notices and claims arising under any Environmental Laws;

(v)
promptly, such further information in the possession or control of the Borrower, or the Guarantor or any of its Subsidiaries regarding its financial condition and operations as any Finance Party may reasonably request;

(vi)
promptly upon the cancellation or suspension of any commitment for, or underwriting of, any Financial Indebtedness of the Borrower or the Guarantor as a result of an event of default (howsoever described) under the document relating to such Financial Indebtedness notice of such cancellation or suspension and details of the reason thereof; and

(vii)	such information as the Agent may reasonably request on behalf of any given Lender to facilitate the Lender completing appropriate “Know Your Customer” due diligence investigations.

in sufficient copies for all of the Lenders. if the Agent so requests;

(c)	Compliance certificates: The Borrower shall supply to the Agent:

(i)	together with the accounts specified in paragraph (a) above (Financial information); and

(ii)	promptly at any other time, if the Agent so requests.

a certificate signed by two of its senior officers or directors on its behalf certifying that no Event of Default is outstanding or. if an Event of Default is outstanding, specifying the Event of Default and the steps, if any, being taken to remedy it;

(d)	Authorisations: The Borrower shall promptly:

(i)	obtain, maintain and comply with the terms of; and

(ii)	supply certified copies to the Agent of,

any authorization required to be obtained by the Borrower under any law or regulation to enable it to perform its obligations under. or for the validity or enforceability of, any Loan Document:

(e)
Senior ranking:  The Borrower shall procure that its obligations under the Loan Documents and each Security Issuer’s obligations under each Security Document, as applicable do and will rank senior to all its/their other present and future senior secured and unsecured obligations (except for those mandatorily preferred by law);

(f)
Change of Business: The Borrower shall procure that no substantial change is made to the general nature or scope of the business of the Borrower or the Guarantor from that carried on at the date of this Agreement/proposed to be carried on by virtue of application of the Loans as contemplated hereby, except changes contemplated by any business plan provided to the Lenders in connection with the loan facilities provided for in this Agreement;

(g)
Compliance with Laws and Regulations: The Borrower shall comply with and procure that the Guarantor and NFE Bermuda comply with all Requirements of Law and Contractual Obligations, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect;

(h)
Payment of Obligations, Etc. The Borrower shall pay and discharge, its obligations, including tax liabilities, that if not paid before the same shall become delinquent or in default, would reasonably be expected to result in a Material Adverse Effect including (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property promptly upon the same becoming due and (b) all lawful claims that, if unpaid, would by law result in a Security Interest arising upon its property; provided that the Borrower shall not be required to pay or discharge any such obligation (i) the validity or amount of which is being contested in good faith and by proper proceedings, (ii) as to which appropriate reserves are being maintained and (iii) as to which no enforcement action has been commenced with respect thereto

(i)
Compliance with Environmental Laws The Borrower shall comply with and, so far as it is reasonably able to do so, ensure compliance, by all tenants, sub-tenants, lessees and other persons operating on or occupying its properties, with all applicable Environmental Laws and Environmental Permits and obtain, renew, maintain, comply with and ensure that all tenants, sub-tenants, lessees and other persons operating on or occupying its properties, obtain, renew, maintain and comply with Environmental Permits, except as would not reasonably he expected to have a Material Adverse Effect;

(1)
Preservation of Corporate Existence The borrower shall preserve and maintain, and, as far as it is reasonable so to do, cause NFE Bermuda, the Guarantor and the Borrower to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), approvals, privileges and franchises in connection with its right to engage in business of the same general type as now conducted by it except as would not reasonably be expected to have a Material Adverse Effect;

(k)
Visitation Rights: The Borrower shall at any reasonable time and from time to time and as may be reasonably required (a) provide the lenders such information as they may reasonably request through the Agent; and (b) permit the Agent, any of the Lenders or any of their authorized agents or representatives (i) to examine and make copies of and abstracts from the records and books or account of the Borrower, the Guarantor and NFE Bermuda; (ii) to visit the offices and other facilities and properties of the Borrower, the Guarantor and any of its Subsidiaries upon reasonable notice; and (iii) to discuss the affairs, finances, accounts, and condition of the Borrower, the Guarantor and any of its Subsidiaries with an of their respective officers and executives.

(1)	Maintenance of Properties

The Borrower shall maintain and preserve, and cause the Guarantor to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted to the extent that failure to do so would be likely to have a Material Adverse Effect;

(m)
Maintenance of License The Borrower shall preserve and maintain, and use its bests efforts to cause the Guarantor and NFE Bermuda to preserve and maintain, all necessary authorizations, permits and licenses in connection with its right to engage in business of the same general type as now conducted /proposed to be conducted by it, to the extent that failure to do so would be likely to have a Material Adverse Effect;

(n)
Maintenance of Insurance The Borrower shall carry and maintain or cause to be carried and maintained, at its expense, insurance or a self-insurance programme on or in relation to its business and assets with reputable and financially sound insurance companies and underwriters against risks of the kind customarily insured against by companies carrying on similar businesses and in amounts reasonably and commercially prudent for such companies:

(o)
Further Assurances The Borrower shall promptly upon request by the Agent, correct, and cause the Borrower and the Guarantor and any of Guarantor’s Subsidiaries, as far as it is reasonable so to do, promptly to correct any defect or error that may be discovered in the execution, acknowledgement, stamping, filing or recording of any Loan Document:

(p)	Publication by Lenders: The Lenders shall be permitted to publish their involvement in providing the Facility subject to the prior approval of the Borrower, the same not to be unreasonably withheld;

15.2         Negative Covenants: Except with the prior consent in writing by the Lenders making up 75% of the total outstanding debt (or where so specified below, the Majority Lenders), so long as any Commitment remains in effect or any amount is owing to any Finance Party hereunder or under any other Loan Document (and save as specifically otherwise provided for hereunder or consented to in writing by the Lenders):

(a)
Negative pledge: The Borrower shall not and shall procure that the Guarantor shall not, create or permit to subsist any Security Interest other than a Permitted Security Interest on any of its present or future assets;

(b)	Transactions similar to security: The Borrower shall not:

(i)
sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by the Borrower or an Affiliate excepting where the assets to be disposed of have a book value or fair market value equivalent to 10% or less of the book value or fair market value of the Borrower’s assets; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except tor the discounting of bills or noses; in the ordinary course of trading,

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset:

(c)
Disposals: The Borrower shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant a lease or otherwise dispose or all or any part of its assets exceeding 10% of Tangible Net Worth (as of the time of disposition) in any transaction or series of transactions. This paragraph shall not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity: or

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality.

(d)
Maintenance by capital expenditure: Except with the prior written consent of the Majority Lenders, the Borrower shall not expend, towards maintenance and/or business expansion in the normal course of business in any given calendar year (approved by the Directors) any amount in excess of US$750,000, not including incremental capital investments from time to time made and funded by equity or Qualified Shareholder Debt;

(e)
Reduction of Capital: Except with the prior written consent of the Majority Lenders, the Borrower shall not (i) make any distribution in specie or in kind; (ii) redeem or re-purchase any of its shares or take any steps to reduce its share capital:

(f)
Restriction on dividends: Except with the prior written consent of the Majority Lenders, the Borrower shall not while the Borrower is in breach of any of the covenants in clause 15.3 pay (a) any dividends and shall not resume payment of dividends and (b) on any Qualified Shareholder Debt, in each case until the breach of any of such covenants is remedied to the Lender’s satisfaction PROVIDED THAT (i) payment(s) on any such Qualified Shareholder Debt shall be made only to the extent that such payment(s) could have been made had the same been dividends, as permitted by the provisions of this Agreement and not otherwise; and (ii) no dividends shall be paid by the Borrower or (iii) payments made in respect of Qualified Shareholder Debt, in each case if the result of such payment will give rise to a breach of the covenants in clause 15.3; and (iv) no dividends or Qualified Shareholder Payments shall be made during the Moratorium Period referred to in Clause 6;

(g)
Restriction on Lending: Except with the prior written consent of the Majority Lenders the Borrower shall not make or agree to make any loan or grant any other credit facility to any Person other than a Guarantor or the entities controlled by the Borrower except for normal trade credits in the ordinary course of business provided that in the case of this clause, the Borrower is not in breach of the covenants in Clause 15.3);

(h)
Restriction on dealing with Affiliates: Except with the prior written consent of the Majority Lenders, the Borrower shall not directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise have any contractual dealings or enter into any transactions with, any Affiliate, except on terms no less favourable to the Borrower or such Subsidiary than would apply in the case of arm’s length contracts entered into in the ordinary course of business;

(i)
Restriction on Guarantees or Indemnity to Affiliates: The Borrower shall not, without the prior written consent of the Majority Lenders, guarantee directly or indirectly or otherwise in any way assume responsibility for the obligations of any Person or provide any indemnity to a third party in respect of the Obligations of any of its Affiliates or enter into any agreement for the furnishing of funds to any other Person through the purchase of goods or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Obligations of any Person;

(j)
Hedge Agreements: The Borrower shall not enter into any Hedge Agreement other than a Hedge Agreement designed to cover an existing interest rate, foreign exchange or other financial exposure or commodity or utility exposure or any such exposure existing at the time of the entry into such Hedge Agreement.

(k)
Indebtedness: Borrower shall not incur additional indebtedness other than Permitted Financial Indebtedness without the prior consent in writing of the Lenders (such consent not to be unreasonably withheld).

15.3         Financial covenants

(a)          Commencing December 31. 2017, so long as any amount under the Term Loan remains outstanding or is owing to Lenders the Borrower shall procure that there be maintained the following ratios regarding the performance of the Borrower, the same to be tested semi-annually on a trailing 12 months basis against the consolidated results of the Borrower:

a)	Minimum Current Ratio of 1.1;
b)	Minimum Debt Servicing Coverage Ratio of:
(i)  from the date of first testing to December 31, 2018 of 1.1; and
(ii) thereafter of 1.2;
c)	Leverage Ratio:
(i)  from the date of first testing to the third anniversary of the Closing Date of 4.2;
(ii) thereafter of 3.1
d)	Loan to Value not to exceed 65%
(b)           For purposes of the foregoing:

“Current Assets” are cash, accounts receivable, inventory, amounts held in the Debt Service Reserve Account and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, excluding amounts due from related parties.

“Current Liabilities” means debts that are or will become payable within one year or one operating cycle, whichever is longer, excluding amounts due to related parties, and which will require Current Assets to pay (including accounts payable, accrued expenses, deferred revenue and the current portion of long-term debt).

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Debt Servicing Coverage Ratio” means the ratio of X to Y, where:
X is Operating Cash Flow, and
Y is the sum of (i) interest expense (not including accrued and unpaid interest related to Qualified Shareholder Debt) for the trailing 12 months and (ii) the principal amortization for the trailing 12 months
“EBITDA” means operating earnings before interest, tax, depreciation and amortizations expenses.

“Leverage Ratio” means the ratio of X to Y:

X is the aggregate principal amount outstanding under this Agreement, not including undrawn commitments, and

Y is EBITDA

“Loan-to-Value” means the percentage resulting from dividing X by Y:

X is the aggregate principal amount outstanding under this Agreement, not including undrawn commitments, and

Y is (i) during construction of the Project, Projects costs as determined by the Quantity Surveyor’s or Independent Engineer’s estimates; and (ii) post construction of the Project, the market value of the Project as quoted in a Valuation Report prepared by a Valuator acceptable to the Majority Lenders

“Operating Cash Flow” means net income plus depreciation, interest, taxes and amortization expenses plus changes in working capital plus any non-cash charges

(c)          All Financial Covenants are to be tested semi-annually using annualized figures, in arrears, on a rolling twelve month basis commencing December 31, 2017.

(d)          Combination: All the terms defined in paragraphs (a) and (b) above are to be determined in accordance with IFRS.

15.4       Application of Financial Ratios.

Where it is provided that a financial ratio shall be achieved by the close of any financial period it means that such ratio shall be tested and proven based on the relevant financial statements as at the close of such financial period and thereafter shall be maintained so long as any sum is owing hereunder or any Commitment is in force.

15.5       Pari Passu Security:

If the Borrower shall at any time create any Security Interest (not being a Permitted Security Interest) over or in respect of any of its property or if any such Security Interest shall arise then, and in any such case, without prejudice to the Event of Default which shall thereby occur and any action which the Borrower may take under sub-clause 16.2. a like Security Interest, ranking pari passu with the first mentioned Security Interest and securing the obligations owing under the Loan Documents, shall be automatically and simultaneously created in favour of the Agent as agent for the Finance Parties without requiring any further amendment or assurance in order to give full effect thereto and registration of notice of this Agreement on the Security Interests in Personal Property Register and/or delivery of the same to the Registrar of Companies shall constitute as applicable due registration of the same and delivery for registration of a charge under the Companies Act.

15.6       Duration: The undertakings in sub-clauses 15.1, 15.2, 15.3, 15.4 and 15.5 shall remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.         Events of Default

16.1       Events of Default: Each of the events set out in paragraphs (a) to (t) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

(a)
Non-payment: The Borrower shall fail to pay within five (5) Business Days of the due date at the place and in the currency and funds in which it is expressed to be payable any principal or interest under the Loan Documents or any fee or reimbursable expense payable by it under the Loan Documents in respect of which written notice of the sum due has been given to senior officer(s) of the Borrower; or

(b)	Intentionally omitted; or

(c)
Breach of other obligations: The Borrower or the Guarantor, as applicable, shall fail to comply in any material respect with any provision of any of the Loan Documents (other than those referred to in paragraph (a) above (Non-Payment) and, in the case of a breach capable of being remedied, shall fail to remedy same within forty-five (45) days after the earlier of the date on which senior officer(s) of the Borrower become aware of the breach or the date on which the Agent gives notice to the Borrower of such breach; or

(d)
Misrepresentation: A representation or warranty made or deemed to be made or repeated under or in connection with any Loan Document is incorrect in any material respect when made or deemed to be made or repeated or confirmed and in the case of  matter which can be remedied so as to render the representation or warranty correct same is not remedied within thirty (30) days; or

(e)	Cross-default

(i)
any other Financial Indebtedness of the Borrower or any Subsidiary exceeding US$1,000,000.00 or its equivalent in any other currency whether individually or in the aggregate with other unpaid Financial Indebtedness is not paid when due and such failure shall have continued after the expiration of any applicable grace period specified in the relevant loan or other governing document; or

(ii)
an event of default howsoever described has occurred and is continuing under any other document relating to Financial Indebtedness of the Borrower or any Subsidiary where such Financial Indebtedness exceeds in the aggregate US$1,000,000.00 or its equivalent in any other currency; or

(iii)
any Financial Indebtedness of the Borrower exceeding US$1,000,000.00 (or its equivalent in any other currency) whether individually or in the aggregate with other unpaid Financial Indebtedness becomes prematurely due and payable or becomes payable on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(iv)	any Security Interest securing Financial Indebtedness in excess of US$1,000,000.00 or its equivalent in any other currency over any asset of the Borrower or any Subsidiary becomes enforceable; or

(f)	Insolvency

(i)	The Borrower or the Guarantor is deemed for the purposes of any law to be unable to pay its debts as they fall due or to be insolvent, or admits its inability to pay its debts as they fall due; or

(ii)	The Borrower or the Guarantor suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(iii)	The Borrower or the Guarantor by reason of financial difficulties begins negotiations with one or more of its creditors with a view to the restructuring or rescheduling of any of its indebtedness; or

(g)	Insolvency proceedings

(i)
any step (including petition, proposal or convening a meeting) is taken by the Borrower or the Guarantor with a view to a composition, assignment or arrangement with any creditors of the Borrower or the Guarantor; or

(ii)
any order is made or resolution of the Borrower passed for, or any step (including petition, proposal or convening a meeting) is taken by the Borrower or the Guarantor or with respect to the Borrower or the Guarantor by any court of competent jurisdiction with a view to, the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Borrower or the Guarantor (except for the purposes of a solvent amalgamation or reconstruction on terms and conditions previously approved by the Majority Lenders and in the ease of any such order made on the application of a third party against the Borrower or the Guarantor, such order is not discharged within 14 days); or

(h)	Appointment of receivers and managers

(i)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or the Guarantor or any substantial part of its/their assets; or

(ii)
the directors of the Borrower or the Guarantor requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(i)
Creditors’ process: Any attachment, sequestration, distress or execution to recover a judgment debt exceeding US$1,000,000.00 (or its equivalent in any other currency) is made or levied against any asset of the Borrower or the Guarantor and is not discharged or lifted within thirty (30) days; or

(j)
Analogous proceedings: There occurs, in relation to the Borrower or the Guarantor any event anywhere which, in the reasonable opinion of the Majority Lenders, appears to correspond with any of those mentioned in paragraphs (f) to (i) (inclusive); or

(k)	Intra-Group Default: Any of the events set out in paragraphs (f) to (j) inclusive and paragraph (n) shall occur with respect to the Borrower or the Guarantor; or

(1)
Cessation of business: The Borrower or the Guarantor ceases, or threatens to cease, to carry on all or any substantial part of its/their business except as a result of any disposal permitted under sub-clause 15.2(c); or

(m)
Failure to satisfy money judgment: Any judgment(s) or order, either individually or in the aggregate, for the payment of money in excess of US$1,000,000.00 (or its equivalent in any other currency) shall be rendered against the Borrower and, in any such case, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) days during which such judgment or order remains unsatisfied or undischarged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or any application for such has not been filed in good faith; or

(n)
Non-monetary judgments: Any non-monetary judgment or order shall be rendered against the Borrower or the Guarantor, and there shall be any period of thirty (30) days during which such judgment or order remains unsatisfied or undischarged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or any application for such has not been filed in good faith, and such circumstances would reasonably be likely to have a Material Adverse Effect; or

(o)
Operating Licenses: Any operating license(s) for the benefit of the Borrower or the Guarantor shall be impaired, revoked, suspended, modified in a materially adverse manner, or terminated by any Person or any Governmental Authority commences to the knowledge of the Borrower any proceedings for the revocation, suspension, modification or termination of any operating license(s) of the Borrower or the Guarantor and the effect of any of the foregoing would reasonably be likely to have a Material Adverse Effect; or

(p)
Loan Documents: Any Loan Document or any material provision thereof, shall cease to be in full force and effect for any reason, except for expiration, termination or maturity in accordance with its terms, or the Borrower or the Guarantor shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Loan Document or any material provision thereof; or

(q)
Failure to rank senior. The Financial Indebtedness of the Borrower under the Loan Documents or the Financial Indebtedness of any Security Issuer under the respective Security Document, as applicable shall fail to rank senior to all other unconditional, secured or unsubordinated Financial Indebtedness of the Borrower or Security Issuer, as applicable, permitted to be incurred hereunder or under any Security Document, as applicable (save for indebtedness mandatorily preferred by law); or

(r)
Expropriation etc. Any Governmental Authority shall have taken, authorized or ratified any action or series of actions for the appropriation, requisition, condemnation, confiscation, expropriation or nationalization of all or substantially all of the assets of the Borrower or the Guarantor; or any Governmental Authority shall have declared a banking moratorium or any suspension of payments by banks in any relevant jurisdiction or shall have imposed any moratorium on the required rescheduling of or required approval for the payment of any Financial Indebtedness in such jurisdiction and the effect of any of the foregoing would be likely to have a Material Adverse Effect; or

(s)
Unlawfulness: It is or becomes unlawful or contrary to any legally enforceable guideline or directive issued by any Governmental Authority for the Borrower or the Guarantor to perform any of its obligations under any of the Loan Documents; or

(t)	Material adverse change: Any event or series of events occurs which, in the opinion of any Lender, has or would reasonably be expected to have a Material Adverse Effect; or

(u)	Change or Control: A Change of Control shall occur in relation to the Borrower or the Guarantor.

(v)	Maintenance of LNG Supplier Agreement: The failure to maintain one or more LNG Supplier Agreements relating to the Project.

(w)	Termination of the Gas Supply Agreement: The termination of the Gas Supply Agreement between NFE Bermuda and Jamaica Public Service Company Limited without replacement thereof;

16.2       Acceleration: At any time after the occurrence of an Event of Default:

(a)	the Agent shall, if so directed by the Lenders by notice to the Borrower, cancel the total of Commitments under the Facility; and/or

(b)
the Agent shall, if so directed by the Lenders in respect of the Facility (i) demand that all or part of the Loans, together with accrued interest and all other amounts accrued under this Agreement and any other Loan Document be immediately due and payable, whereupon they shall become immediately due and payable; and/or (ii) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

16.3       Reasonable Right to Cure: Notwithstanding anything to the contrary contained in this Agreement, if there shall exist an Event of Default pursuant to paragraphs (c), (d) or (t) of Clause 16.1 and such default shall continue unremedied for a period exceeding the greater of (i) the cure period set forth therein (if any) and (ii) thirty (30) days from the occurrence of the Event of Default, or if such default is of a nature that it cannot with reasonable effort be completely remedied within such period, the Borrower shall be afforded such additional period of time as my reasonably be necessary to cure the same, provided that the Borrower must commence such cure within such period and diligently pursue the same, until completion, but in no event shall such extended period exceed sixty (60) days from the occurrence of the Event of Default.

17.         The Agent and the Arranger

17.1       Appointment and duties of the Agent: Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Loan Documents and authorizes the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Loan Documents together with any other incidental rights, powers and discretion. The Agent has only those duties which are expressly specified in this Agreement, and those duties are solely of a mechanical and administrative nature.

17.2       Role of the Arranger: Except as specifically provided in this Agreement the Arranger (in such capacity) has no obligations of any kind to any other Party under or in connection with any Loan Document.

17.3       Relationship: Subject to the provisions contained in Clause 17.3A, the relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Finance Party or any other person and the Agent need not hold in trust any moneys paid to it for a Finance Party or be liable to account for interest on those moneys. Notwithstanding the foregoing, in the event that the Borrower has made any payment to the Agent pursuant to this Agreement or any of the Security Documents, receipt of same by the Agent shall be a good discharge to the Borrower for such payment.

17.3A    Responsibilities as Collateral Agent: Notwithstanding any provision to the contrary herein and subject always to the provisions contained in the Intercreditor Agreement, the Agent as collateral agent (“Collateral Agent”) hereby declares that it holds and shall hold:

(i)          all rights, titles and interest that may now or hereafter be mortgaged, charged, assigned, pledged or otherwise secured in favour of the Agent by or pursuant to the Security Documents to which it is expressed to be a party as mortgagee, pledgee or equivalent;

(ii)          the benefit of all representations, covenants, guarantees, indemnities and other contractual provisions given in favour of the Agent (other than any such benefits given to the Agent solely for its own benefit) by or pursuant to the Security Documents; and

(iii)       all proceeds of the security referred to in (i) and (ii) above and of the enforcement of the benefits referred to (iii) above,

on trust for itself and the Lenders from time to time. Each of the parties hereto agrees that the obligations, rights and benefits vested or to be vested in the Agent by the Security Documents or any document entered into pursuant thereto shall (as well before as after enforcement) be performed and (as the case may be) exercised by the Agent in accordance with the provisions of the Security Documents, subject to the provisions of the Intercreditor Agreement and this Clause 17.3A.

17.4       Majority Lenders’ directions: The Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in this Agreement. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions, the Agent may act, in such manner, as it considers to be in the best interest of all the Lenders. If and so long as the Agent is a Lender to which any Loan is owing it shall, in the capacity as a Lender, be entitled to vote as it deems fit in its best interest.

17.5       Delegation: The Agent may act under the Loan Documents through its personnel and agents.

17.6       Responsibility for documentation: Neither the Agent nor the Arranger is responsible to any other Finance Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Loan Document or any other document;

(b)	the collectability of amounts payable under any Loan Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document.

17.7       Default

(a)
The Agent is not obliged to monitor or enquire as to whether or not an Event of Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of an Event of Default. However, if the Agent receives notice from a Finance Party referring to this Agreement, describing the Event of Default and stating that the event is an Event of Default it shall promptly notify the Lenders.

(b)
The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in taking any proceedings or action arising out of or in connection with any Loan Document before it commences those proceedings or takes that action.

(c)
If the Agent or any Lender shall acquire actual knowledge of the occurrence of any Event of Default which is continuing at the time it acquires such actual knowledge, the Agent or such Lender shall give notice to the other Lenders of such Event of Default. For the purpose of this sub-paragraph, neither the Agent nor any Lender shall be treated as having actual knowledge of any matter unless the same is made known to senior administrative representatives of the Agent or the Lender in the context of their usual activities from time to time undertaken by the Agent or such Lender.

17.8       Exoneration

(a)
Without limiting paragraph (b) below, the Agent will not be liable to any other Finance Party for any action taken or not taken by it under or in connection with any Loan Document unless directly caused by its gross negligence or willful misconduct.

(b)
No Finance Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including gross negligence or willful misconduct) by that officer, employee or agent in relation to any Loan Document.

17.9       Reliance; The Agent may

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any Person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Finance Party other than the Agent).

17.10     Credit approval and appraisal: Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Loan Document each Lender confirms (and by agreeing to make any Loan available to the Borrower pursuant to the terms hereof, confirms) that it:

(a)
has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Arranger in connection with any Loan Document; and

(b)
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Loan Documents or any Commitment is in force.

17.11     Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a party hereto for that person.

(b)	The Agent shall promptly supply a Lender with a copy of each document received by the Agent under clause 4 (Conditions Precedent) upon the request and at the expense of that Lender.

(c)
The Agent shall promptly supply each Lender with a copy of any notice or other document received from the Borrower or any other person on behalf of the Borrower pertaining to this. Agreement or the Borrower which would be of interest to a prudent lender.

(d)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Finance Party.

(e)	Except as provided above, the Agent has no duty

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of the Borrower or any related entity of the Borrower whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with this Agreement, to request any certificates or other documents from the Borrower.

17.12     The Agent and the Arranger individually

(a)	If it is also a Lender, the Arranger has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not the Arranger.

(b)	Each of the Agent and Arranger may:

(i)	carry on any business with the Borrower or their related entities;

(ii)	act as agent or trustee for, or in relation to any other financing involving, the Borrower or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

17.13     Indemnities

(a)
Without limiting the liability of the Borrower under the Loan Documents each Lender shall forthwith indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or willful misconduct.

(b)
A Lender’s proportion of the liability set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bears to all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bears to the Total Commitments immediately before such cancellation.

(c)	The Borrower shall forthwith on demand reimburse each Lender for any payment made by it under paragraph (a) above.

(d)	The provisions contained in paragraphs (a), (b) and (c) above shall survive repayment of all Loans hereunder and/or with respect to any retiring Agent, such retirement.

17.14     Compliance

(a)
The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)
Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

17.15     The Agent’s Resignation or Termination

(a)
Notwithstanding its appointment hereunder, the Agent may resign and appoint a reputable corporate trustee as a successor by giving thirty (30) days notice to the other Finance Parties and the Borrower.

(b)
Alternatively, the Agent may resign by giving notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent

(c)
If the appointment of a successor Agent is to be made by the Majority Lenders but they have not, within thirty (30) days after notice of resignation, appointed a successor Agent which Accepts the appointment, the Agent may appoint a successor Agent.

(d)
The resignation of the Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term “Agent” will mean the successor Agent.

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(f)
Upon its resignation becoming effective, this clause 17 (The Agent and the Arranger) shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Loan Documents while it was the Agent, and, subject to paragraph (d) above and Clause 25, it shall have no further obligations under any Loan Document.

(g)
After consultation with the Borrower, the Majority Lenders may by thirty (30) days’ notice in writing to the Agent (and at the cost of the Lenders) terminate its appointment and appoint a successor Agent.

17.16     Lenders: The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Lending Offices(s) until it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary.

17.17     Deduction from amounts payable by the Agent: If any Finance Party owes an amount to the Agent under the Loan Documents the Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Agent would otherwise be obliged to make under the Loan Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Loan Documents that Finance Party shall be regarded as having received any amount so deducted.

17.18     Timely Repayment by Lenders: Each Lender shall on first request, reimburse the Agent in respect of any payment of monies by the Agent to such Lender in any given instance where such payment is greater than the amount that the respective Lender should have received as a payment to be made to such Lender pursuant to the terms of the Loan Documents, such reimbursement to be effected as soon as possible and in any event on or before the expiration of five (5) days.

18.          Fees

18.1       Fees Payable to Lenders: The Borrower shall pay to the Agent for each Lender —

(a)	a commitment fee or participation fee in the amount set out in the Fee Letter which shall be payable on the Closing Date and which shall be non-refundable;

(b)	an amendment fee (as provided for in the Fee Letter) the same payable in the event that any material amendments are requested by the Borrower, in relation to the Term Loan;

(c)
if applicable, an extension fee, in the event that the maturity date of any Loan is extended beyond the Maturity Date stated herein, in which event the “Maturity Date” (as defined herein) shall mean such later maturity date as may be agreed in writing by the parties.

18.2       Arranging Fee: The Borrower shall pay to the Agent for the Arranger an arranging fee in the amount set out in the Fee Letter.

18.3       Agent’s fee: The Borrower shall pay to the Agent for its own account an administration and collateral agent’s fee in the amount and at the times agreed in the Agent’s Fee Letter, for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.4       GCT: The fees referred to in this clause 18 are exclusive of any general consumption tax (“GCT”) and if any GCT is chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

19.          Expenses

19.1       Initial and special costs: The Borrower shall forthwith on demand pay the Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) incurred by either of them in connection with:

(a)	the negotiation, preparation, printing and execution of:

(b)	this Agreement and any other documents referred to in this Agreement, and

(c)	any other Loan Document executed after the date or this Agreement;

(d)
any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Loan Document or a document referred to in any Loan Document; and

(e)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Loan Document;

19.2       Enforcement costs: The Borrower shall forthwith on demand pay to each Finance Party the amount of all reasonable and documented costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Loan Document but nothing in this sub-clause shall be deemed to restrict a Finance Party from taking such enforcement action as it deems appropriate.

20.          Stamp duties

The Borrower shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp duty, registration fees and similar taxes or imposts which is or becomes payable in connection with the entry into, perfection, performance or enforcement of any Loan Document. For the avoidance of doubt, the Borrower shall not be liable for any penalties or interest incurred by any Finance Party as a result of late payment of any stamp duty, registration fees and similar taxes or imposts if the Borrower had made timely payment to such Finance Party in accordance with the provisions hereof to enable such Finance Party, acting reasonably, to effect the relevant payment before penalties and/or interest became due.

21.          Indemnities

21.1       The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)
the occurrence of any Event of Default including, without limitation, breach of any covenant relating to Environmental Law or Environmental Permit resulting in any claim or proceedings against any Finance Party;

(b)	the operation of clause 27 (Pro rata sharing), other than by reason of error, negligence or default by such Finance Party;

(c)	any payment of principal or an overdue amount received from any source otherwise than on the relevant due date as provided for in this Agreement; or

(d)
(other than by reason of negligence or default by a Finance Party) a Loan not being made after the Borrower has delivered a request for the Loan, or a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The Borrower’s liability in each case includes any loss of Margin or other loss or expense on account of funds borrowed, contracted for or authorized to fund any amount payable under any Loan Document any amount repaid or prepaid on any Loan,

21.2       If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in United States Dollars into another currency, the Borrower agrees, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent on behalf of the respective Lender, as applicable, could purchase United States Dollars with such other currency in Kingston, Jamaica on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of the Borrower in respect of any sum due to the Agent and/or the Lenders hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or the Lender, as the case may be of any sum adjudged to be so due in such other currency, the Agent or the Lender, as the case may be, may in accordance with normal, reasonable banking procedures, purchase United States Dollars with such other currency. If the amount of United States Dollars so purchased is less than the sum originally due to the Agent or the Lender, as the case may be, in United States Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and each Lender against such loss.

22.          Evidence and calculations

22.1       Accounts: Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

22.2       Certificates and determinations: Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error. conclusive evidence of the matters to which it relates.

23          Amendments and Waivers

23.1       Procedure

(a)
Subject to sub-clause 23.2 (Exceptions), any term of any of the Loan Documents may be amended or waived with the agreement of the Borrower, the Majority Lenders and the Agent. Any such agreement shall be in writing and shall be signed by the Majority Lenders the Agent and the Borrower.

(b)	Any such amendment or waiver shall be binding on all the parties.

23.2       Exceptions: Notwithstanding anything to the contrary herein or in any other document an amendment or waiver which relates to or would have the effect of:

(a)	amending the definition of “Majority Lenders” in clause 1.1:

(b)	subjecting a Finance Party to any additional Obligations:

(c)	reducing the principal or interest payable under this Agreement or any of the Notes or any fees or other amounts payable hereunder or thereunder;

(d)	postponing any date fixed for any payment of principal or interest under this Agreement or any of the Notes or any fees or other amounts payable hereunder or thereunder;

(e)	changing the aggregate unpaid principal amount of the Loans, or the nominal amount of Loans that shall be required for the Lenders or any of them to take any action hereunder,

(f)	amending or waiving sub-clause 8.1 (Interest Rate);

(g)	amending any other term of a Loan Document which expressly requires the consent of each Lender;

(h)	amending or waiving clause 10A (Promissory Notes);

(i)	amending or waiving clause 11.1 (Gross up of Taxes);

(j)	amending or waiving clause 15.1 (a) (Financial Information) or 15.3 (Financial Covenants);

(k)	amending or waiving clause 16 (Events of Default and Acceleration);

(1)	amending this clause 23 (Amendments and Waivers);

may not be effected without the consent of each Lender and any amendment to sub-clause 15.2(a) (Negative Pledge) may only be effected with the consent of one or more Lenders: (a) whose participation(s) in the Loans then outstanding aggregate more than 75% of all the Loans then outstanding; or (b) if there are no Loans then outstanding, whose Commitments then aggregate more than 75% of the Total Commitments; or (c) if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 75% of the Total Commitments immediately before the reduction. Any waiver, amendment, supplement or modification shall not require the signature or approval of the Agent unless its rights or duties (in such capacity) are affected thereby. Notwithstanding anything herein, any amendment which would amend or abrogate the pro rata sharing of payments among the Lenders shall require the consent of the Majority Lenders.

23.3       Waivers and Remedies Cumulative: The rights of each Finance Party under the Loan Documents:

(a)	may be exercised as often as necessary:

(b)	are cumulative and not exclusive of its rights under the general law;

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

24.          Changes to the parties

24.1       Transfers by the Borrower: The Borrower may not assign. transfer, novate or dispose of any interest in, or any of its rights or obligations under this Agreement.

24.2       Transfers by a Lender

(a)
Subject to the terms of this clause 24, a Lender (the “Existing Lender”) may at any time assign, transfer, novate, participate or sub-contract any of its rights or obligations under this Agreement to another bank or other institution (the “New Lender”) provided that unless an went of Default has occurred and is continuing in excess of any applicable cure period in each such case the Existing Lender must receive the Borrower’s prior written consent after disclosing to the Borrower in writing whether such New Lender will result in the Borrower being required to withhold taxes pursuant to Clause 11.1 (unless such disclosure is received the New Lender being deemed to have represented that no such withholding is required), such consent not to be unreasonably delayed, conditioned or denied but in any other event upon giving to the Borrower three (3) Business Days notice prior to such assignment, transfer, novation, participation or sub-contracting, further provided that the Borrower’s written consent shall not be required where the assignment, transfer, novation, participation or sub-contracting shall be to an Affiliate of such Lender (unless with respect to such New Lender, the Borrower will be required to withhold taxes pursuant to Clause 11.1, in which event. such consent shall be required).

(b)	A transfer of obligations will be effective only if either

(i)	the obligations are novated in accordance with sub-clause 243 (Procedure for Novations); or

(ii)
the New Lender confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

(c)	An Existing Lender is not responsible to a New Lender for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Loan Document or any other document;

(ii)	the collectability of amounts payable under any Loan Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document.

(d)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made its own independent investigation and assessment of the financial condition and affairs of the Borrower in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Loan Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(e)	Nothing in any Loan Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights or obligations assigned, transferred or novated under this clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under this Agreement or otherwise.

(f)
Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

24.3       Procedure for Novations

(a)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Agent a duly completed certificate, substantially in the form of Appendix 3 (a “Novation Certificate”); and

(ii)	the Agent and the Borrower executes it.

(b)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorizes the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Lender and the other Finance Parties (the “Existing Parties”) will be released from their obligations to each other (the “Discharged Obligations”);

(ii)
the New Lender and the Existing Parties will assume obligations towards each other which differ from the Discharged Obligations only insofar as they are owed to, or assumed by, the New Lender instead of the Existing Lender;

(iii)	the rights of the Existing Lender against the Existing Parties and vice versa (the “Discharged Rights”) will be cancelled; and

(iii)
the New Lender and the Existing Parties will acquire rights against each other which differ from the Discharged Rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

24.4       Register: The Agent shall keep a register of all the Finance Parties and shall supply any other Finance Party (at that Finance Party s expense) with a copy of the register on request.

25.         Disclosure of Information

Each Finance Party agrees to hold all Confidential information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent a Finance Party from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by such Finance Party, (iv) in connection with any litigation to which such Finance Party is a party, or in connection with the exercise of any remedy hereunder or under the Note, (v) to the Finance Party’s legal counsel and independent auditors and accountants, (vi) to the Finance Party’s branches, subsidiaries, representative offices, affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), and (vii) subject to their agreeing to provisions substantially similar to those contained in this clause to any actual or proposed transferee, participant or assignee.

“Confidential Information” means information that the Borrower furnishes to a Finance Party, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Finance Party from a source other than the Borrower, unless, to the actual knowledge of the recipient of such information, such source breached an obligation of confidentiality in providing such information to such recipient.

26.          Set-off

A Finance Party may set off any matured obligation owed by the Borrower under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligation owed by the Finance Party to the Borrower is in a currency other than Jamaican Dollars, then the Finance Party may convert such other currency into Jamaican Dollars at the weighted average spot purchase rate for such currency as published by the Bank of Jamaica for the trade date immediately before the date of conversion and if there is no such published rate, then at the rate of exchange at which such Finance Party would have purchased with Jamaican Dollars such other currency in its usual course of business. If either obligation is unliquidated or unascertained, the Finance Party may set-off in an amount estimated by it in good faith to be the amount of that obligation.

27.          Pro rata Sharing

27.1       Redistribution: If any amount owing by the Borrower under this Agreement to the Finance Party (the “Recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with clause 10 (Other Payment Provisions) (a “Recovery”), then:

(a)	the Recovering Finance Party shall within three (3) Business Days, notify details of the recovery to the Agent;

(b)
the Agent shall determine whether the recovery is in excess of the amount which the Recovering Finance Party would have received had the Recovery been received by the Agent and distributed in accordance with clause 10 (Other Payment Provisions);

(c)	subject to sub-clause 27.3 (Exception), the Recovering Finance Party shall within three (3) Business Days of demand by the Agent pay to the Agent an amount ( the “Redistribution”) equal to the excess;

(d)
the Agent shall treat the Redistribution as if it were a payment by the Borrower under clause 10 (Other Payment Provisions) and shall pay the Redistribution to the Finance Parties (other than the Recovering Finance Party) in accordance with sub-clause 10.7 (Partial Payments); and

(e)
after payment of the full Redistribution, the Recovering. Finance Party will be subrogated to the portion of the claim paid under paragraph (d) above and the Borrower will owe the Recovering Finance Party a debt which is equal to the Redistribution, immediately payable and of the type originally discharged.

27.2       Reversal of Redistribution: If under clause 27.1 (Redistribution):

(a)	a Recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a Recovery, to the Borrower; and

(b)	the Recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three (3) Business Days of demand by the Recovering Finance Party through the Agent, reimburse the Recovering Finance Party for all or the appropriate portion of the Redistribution paid to that Finance Party. Thereupon, the subrogation in clause 27.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

27.3       Exception: A Recovering Finance Party need not pay a Redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the Redistribution pursuant to sub-clause 27.1(e) (Redistribution).

28.          Severability

If a provision of any Loan Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of any of the Loan Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of any of the Loan Documents;

29.          Anti-Money Laundering

The Agent shall verify the source of funds before accepting deposits or processing transactions in respect of the Loan and shall report unusual transactions to the Governmental Authorities. Consent is hereby deemed to be given to the Agent by the Borrower to disclose this information to money laundering prevention and control officers within each Lender and relevant Governmental Authorities, for the purpose of ensuring that each Lender complies with money laundering legislation. The Borrower will indemnify the Agent for its out of pocket expenses, including reasonable legal fees and court costs for any investigation or potential investigation under applicable money laundering legislation regarding the Loan and its obligations as Agent hereunder, including but not limited to seeking direction from a court of competent jurisdiction on the Agent’s rights and responsibilities in such matters.

30.         Notices

30.1       Giving of notices: All notices or other communications under or in connection with this Agreement shall be given in writing or by electronic mail or facsimile. Any such notice will be deemed to be given as follows:

(a)	if in writing, when delivered; and

(b)	if by electronic mail or facsimile, when received.

However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day.

30.2          Addresses for notices

(a)	The address, e-mail address and facsimile number of each Party (other than the Agent) for all notices under or in connection with this Agreement are:

(b)	those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or

(c)	any other notified by that Party for this purpose to the Agent by not less than five (5) Business Days’ notice.

(d)	The address, facsimile number and electronic mail address of the Agent are:

JCSD TRUSTEE SERVICES LIMITED
40 Harbour Street
Kingston
Jamaica, W.I.
Attention: Mr. Robin Levy
Facsimile: (876) 948-6653
robinievy@iamstockex,com

31.         Jurisdiction

31.1       Submission: For the benefit of the Finance Parties, the Borrower agrees that the courts of Jamaica have jurisdiction to settle any disputes in connection with any Loan Document and accordingly submits to the jurisdiction of the Jamaican courts.

31.2       Non-exclusivity:          Nothing in this clause 31 limits the right of Finance Party to bring proceedings against the Borrower or the Guarantor in connection with any Loan Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

32          Waiver of Immunity: To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.

33.         Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

34.          Governing law

This Agreement is governed by Jamaica law.

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SCHEDULE 1

Lenders and Commitments

THE FACILITY

NATIONAL COMMERCIAL BANK JAMAICA LIMITED	US$ 29,000,000.00
SAGICOR BANK JAMAICA LIMITED	US$10,000,000.00
JMMB MERCHANT BANK LIMITED	US$5,000,000.00

SCHEDULE 2

Conditions Precedent Documents

The following shall be provided in relation to the Borrower/Guarantor, as applicable:

1.            Copies of the Certificates of Incorporation of the Borrower/Guarantor duly certified by a Director or the Secretary of the Borrower/Guarantor.

2.            Copies of the constitutive documents of the Borrower/Guarantor duly certified by a Director or the Secretary of the Borrower/Guarantor.

3.           Copy of a borrowing Resolution of the Board of Directors of the Borrower (duly certified by the Chairman or the Secretary of the Borrower). Copy of a Resolution of the Guarantor (duly certified by the Chairman or the Secretary of the Borrower)

4.            A specimen of the signature of each person authorized to act on behalf of the Borrower/Guarantor, to sign and dispatch all Notes and other documents and notices to be signed and dispatched by it under or in connection with this Agreement.

5.           A certificate of an authorized signatory of the Borrower/Guarantor certifying that (i) the representations and warranties set out in sub-clause 14.1 are correct and will be correct after disbursement of the Loans and (ii) and that no Event of Default or Potential Event of Default is continuing or would result from the making of the Loans.

6            Certificate of the Chief Financial Officer of the Borrower that having regard to the aggregate unpaid principal amount of moneys borrowed by the Borrower as at the date of the certificate, the Directors of the Borrower would have authority to borrow the Loans without the sanction of an ordinary resolution of the Company.

7.            A copy of any other authorization or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Loan Document or for the validity, enforceability or admissibility in evidence or any Loan Document.

8.            The favourable legal opinion of legal advisors to the Borrower/Guarantor, addressed to the Finance Parties in form and substance acceptable to the Agent and the Lenders.

9.            The favourable legal opinion of legal advisor to the Arranger, addressed to the Finance Parties in form and substance acceptable to the Agent and the Lenders.

ADDITION AI , DOCUMENTS REQUIRED

1.	Copy of Borrower’s Business Plan together with:
(a)	Unaudited Financial Statements of the Borrower and the Guarantor for the period ended December 31, 2015 and most recent Draft/Management Accounts;

(b)	Cash flow projections for the transaction horizon:

(c)	Organizational Chart for the Borrower;
(d)
Know Your Customer (“KYC”) Documentation for the Directors, and shareholders/beneficial owners (owning more than 10%), including but not limited to references, photo identification, proof of nationality and tax registration number as well as any other documents required to ensure compliance with the Foreign Account Tax Compliance Act, in each case with respect to the Borrower/Guarantor as applicable; and

(e)	Details of senior managers of Borrower/Guarantor.
2.	A standard Sources and Uses table for the Project indicating equity and a breakdown of Project expenses;
3.
Valuation Report being no older than twelve months, of the land, buildings, plant and equipment identified as part of the collateral package prepared by a valuator acceptable to the Arranger showing current and expected value of property upon completion of the Project to facilitate determination of the Loan to Value (“LTV”) of Security ratio;

4.	Copy of port lease for Berth # l at Port of Montego Bay, Jamaica;
5.	Copy of the executed Long Term Supply Agreement from ultimate LNG source (acceptable to the Lenders) reflecting a minimum tenor equivalent to that of the Loan;
6.	Latest draft of the Long Term Offtake Agreement with Jamaica Public Service Company Limited;
7.	Copy of the executed EPC Contract between the Borrower and Ashtrom Building Systems Limited acceptable to the Lenders;
8.	Quantity Surveyor’s Bill of Quantities for all construction and infrastructural work relating to the Project, to completion;
9.	Copies of pro-forma invoices for equipment being purchased for the benefit of the Project; and
10.	A listing of the approved professionals/service providers who will be engaged for the benefit of the Project and curriculum vitae where relevant;
11.	Copies of all material contracts relating to the Project (including a construction manager’s contract).
12.
Copy of the Technical Report submitted by CL Environment Consultants to NEPA, dated February 2016 and entitled, “NFE North Holdings Limited MoBay Micro LNG Receiving Terminal Project, Port of Jamaica, Montego Freeport, St James;

13.
Confirmation from the Port Authority of Jamaica that the port to be utilized by NFE for the delivery of LNG are public and as such would not be designated a Sufferance Wharf and would not require the Harbor Master’s confirmation of suitability;

14.	Loan Drawdown schedule;

PART B

Special Conditions

(See Clause 4.2A)

1.
For the duration of the Facility the Borrower shall remain domiciled in a country that is a part of CAR1COM and that is also a signatory to the CARICOM Double Taxation Treaty; In the event that there is a change to the existing provisions of the CARJCOM Double Taxation Treaty, the Lenders jointly and severally reserve the right to revise the interest rate relating to the Facility upon giving the Borrower one (1) months’ notice and Borrower shall have the right to prepay the Facility at any time without penalty (prepayment or otherwise);

2.	The Borrower shall be required to maintain a bank operating account at National Commercial Jamaica Limited;

3.	The loan to value of security ratio at the Closing Date shall not exceed 65%:

4.
Subject to exceptions set forth in this Agreement, including but not limited to exceptions set forth under Clause 15.2, Financial Indebtedness provided by all directors and related parties and dividends on shareholders equity shall be subordinated to the Facility (i.e. such amounts may not be repaid or redeemed in whole or in part, prior to the Facility being repaid in full.

5.
An undertaking issued by NFE Bermuda to the effect that (a) if any amounts are drawn under the Letter of Credit issued in its name with respect to the Demand Charge payable under the Gas Supply Agreement between NFE Bermuda (as assignee of New Fortress Energy LLC) and Jamaica Public Service Company Limited, then (b) it shall pay to the Agent for benefit of the Lenders any Terminal Demand Payment (under the Terminal
 Direct Agreement) owed and outstanding up to the amount of such Letter of Credit.

6.
The Agent is to be provided with a valuation report every three (3) years post disbursement. The Lenders reserve the right to request a Valuation Report for the Project on demand if it perceives (acting reasonably) any impairment to the value of the collateral package or if the Borrower has breached any of the Financial Covenants.

PART C

Conditions Subsequent

(See Clause 4.3)

1.
A Copy of the executed Gas Supply Agreement between NFE Bermuda (as assignee of New Fortress Energy LLC) and Jamaica Public Service Company Limited is to be provided to the Agent within thirty (30) days of the Date of Disbursement.

2.
The Borrower shall, within 30 days of the commencement of operations of the Project, establish Business Interruption Insurance and shall assign the rights, entitlements and benefits of the Borrower to the Agent by way of amendment to Schedule 2 of the Assignment of Insurance; provided, however, that the Borrower shall be permitted to establish Business Interruption Insurance within 90 days of the commencement of operations of the Project under this clause if the premium for such insurance is greater than $25,000 per year;

SCHEDULE 3

The Security Documents

PART A

The Guarantor

Atlantic Energy Holdings Limited of
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

PART B

The Security Documents

1.	First Debenture/Charge over all present and future assets and property of the Borrower, in favour of the Agent, to secure payment of the Borrower’s obligations with respect to the Loan;

2.	Security Contract over new equipment acquired for the benefit of the Project;

3.	Mortgage of the Borrower’s Leasehold Interest under the long term lease over the lands on which the Project is sited;

4.	Corporate Guarantee executed by the Guarantor in favour of the Agent guaranteeing the Borrower’s obligations under the Loan Agreement;

5.	Debt Service Reserve Account with minimum six (6) months principal and nine (9) month’s interest to be established with National Commercial Bank Jamaica Limited;

6.
Terminal Direct Agreement between the Agent, Borrower, Jamaica Public Service Company Limited and NFE Bermuda the same containing a security interest in favour of the Agent (for the benefit of the Lenders) over the Demand Charge under the Gas Sales Agreement between NFE Bermuda (as assignee of New Fortress Energy LLC) and Jamaica Public Service Company Limited

7.	Charge over 100% shares in the Borrower;

8.	Assignment of Contractors All Risk Insurance and Peril Insurance with the Agent as named insureds.

9.
Assignment of the benefit of NFE North Holdings Limited under the Performance Bond issued on behalf of Ashtrom Building Systems Limited (the Contractor under the EPC Contract, relating to the Project) in such manner as shall be acceptable to the Lenders, such assignment to be in favour of the Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COMMON SEAL of NFE NORTH HOLDINGS	)
LIMITED was hereunto	)
put and affixed and this Agreement signed by	)
)
a Director and	)
a Director/the Secretary of the Company	)
in the presence of	)

/s/ Kathleen A. Halvey

KATHLEEN A. HALVEY
NOTARY PUBLIC-STATE OF NEW YORK
NO. CIliA6170632
QUALIFIED IN NEW YORK COUNTY
MY COMMISSION EXPIRES 01-06-2020

NATIONAL COMMERCIAL BANK JAMAICA LIMITED
(as Arranger)

By:	/s/Brian Boothe
Name: Brian Boothe
Title: General Manager Corporate Banking Division

By:	/s/Andrew Simpson
Name: Andrew Simpson
Title: Assistant General Manager Corporate Banking Division

In the presence of:

NATIONAL COMMERCIAL BANK JAMAICA LIMITED
(as Lender)

By:	/s/Brian Boothe
Name: Brian Boothe
Title: General Manager Corporate Banking Division

By:	/s/Andrew Simpson
Name: Andrew Simpson
Title: Assistant General Manager Corporate Banking Division

In the presence of:

SAGICOR BANK JAMAICA LIMITED
(as Lender)

By:	/s/Jeffrey Chevannes
Name: Jeffrey Chevannes
Title: VP Credit Risk

By:	/s/Eric Scott
Name: Eric Scott
Title: VP Accounting

In the presence of:

JMMB MERCHANT BANK LIMITED
(As Lender)

By:	/s/Moya Leiba-Barnes
Name: Moya Leiba-Barnes
Title: General Manager Client Relations

By:	/s/Trudy-Ann Bartley
Name: Trudy-Ann Bartley
Title: Legal Counsel

In the presence of:

JCSD TRUSTEE SERVICES LIMITED
(As Agent)

By:	/s/Marlene J. Street Forrest
Name: Marlene J. Street Forrest
Title: Director

By:	/s/Robin Levy
Name: Robin Levy
Title: Corporate Secretary

In the presence of:

APPENDIX I

Promissory Note

Issue Date:	Principal Amount: US$[**]
Maturity Date

FOR VALUE RECEIVED, NFE NORTH HOLDINGS LIMITED (the “Issuer”) HEREBY PROMISES TO PAY to the order of [*****] (“the Holder”) the principal sum of [****] UNITED STATES DOLLARS (US$ [***].00) (the “Principal Amount”) in the instalments set forth in the SCHEDULE provided that on the event that any payment with respect to Principal is not paid on the respective due date, the entire Principal Amount shall become due and payable.

The Issuer further promises to pay interest at the Agreed Rate on the unpaid Principal Amount hereof for each day during each Interest Period until the Principal Amount of the Note is repaid in full. Accrued interest shall be payable in arrears on each Interest Payment Date. Interest is payable at the Agreed Rate and shall accrue from day to day (as well after as before any judgment) and be pro rated on the basis of a 365-day year for the actual number of days in the relevant Interest Period.

If any interest becomes due for payment on a day which is not a Business Day, then payment thereof shall be made on the succeeding Business Day (unless that day falls in the next calendar month in which event such Interest Payment Date shall be the immediately preceding Business Day). All payments of principal and interest due under this Note shall be made without set-off or counterclaim and free and clear of any withholding taxes or other deductions.

This Note is one of the Notes referred to in the Loan Agreement dated the __ day of _________, 2016 between National Commercial Bank Jamaica Limited (as Arranger), JCSD Trustee Services Limited (as Agent) and National Commercial Bank Jamaica Limited and [      ] (as the Lenders) and is issued subject to, and entitled to the benefit of, the provisions of the Loan Agreement.

This Note is subject to optional and mandatory prepayment in whole or in part as provided in the Loan Agreement and upon the occurrence of one or more of the Events of Default (as defined in the Loan Agreement) all amounts then remaining unpaid may be declared to be immediately due and payable, all as provided in the Loan Agreement.

The Issuer hereby waives notice of dishonour, protest and presentment.

This Note shall be governed by, and construed in accordance with, the laws of Jamaica.

In this Note:

“Agreed Rate” means: (1) during the continuance of an Event of Default which remains uncured or unremedied following receipt of notice of default, 14.10% per annum; and (2) at all other times, 8.10% per annum

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are opened for business generally in Jamaica.

“Event of Default” has the meaning ascribed thereto in the Loan Agreement.

“Interest Payment Date” means as applicable (i) the last Business Day in the month following the month in which the Issue Date shall occur thereafter (ii) the last Business Day of each subsequent calendar month (iii) the Maturity Date and (iv) the date upon which interest may be payable pursuant to a Notice of Acceleration.

“Interest Period” means in the first instance, the period commencing on the date of disbursement of the respective Loan and ending on and including the day immediately before the first Interest Payment Date and thereafter commencing with the last previous Interest Payment Date and ending on and including the day immediately prior to the next Interest Payment Date.

SCHEDULE

IN WITNESS whereof, the Issuer has caused this Note to be duly executed on the Issue Date.

THE COMMON SEAL of NFE NORTH HOLDINGS	)
LIMITED was hereunto	)
put and affixed and this Note signed by	)
)
a Director and	)
a Director/the Secretary of the Company	)
in the presence of:-)

APPENDIX 2

Request for Disbursement
(referred to in sub-clauses 5.1 )

[Date]
To:

Gentlemen:
Re: Syndicated Loan Agreement dated [                ], 2016

We refer to the above Syndicated Loan Agreement and hereby give you notice that we wish to draw a Loan of [US]. US$[         ] of the funds should be credited to Account No. [____] with [___].

We confirm that:

(i)	no Event of Default has occurred and is continuing;

(ii)
the representations and warranties contained in sub-clause 14.1 of the Loan Agreement are all true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)
the borrowing to be effected by the disbursement of the Loan will be within our corporate power and has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement, resolution of our members in general meetings or otherwise) to be exceeded; and

(iv)	there has been no Material Adverse Change in our financial position from that set forth in our published quarterly financial statements for the period ended [ ].

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

Yours faithfully

NFE NORTH HOLDINGS LIMITED

Per:

APPENDIX 3

Novation Certificate

To:	(“as Agent”)

From:

Date:

Syndicated Loan Agreement dated [**]

We refer to sub-clause 24.3 (Procedure for novation).

1.             We (the “Existing. Lender”) and [**] (the “New Lender”) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with sub-clause 24.3.

2.             The specified date for the purposes of sub-clause 24.3(c) is [***]

3.             The address for service of the New Lender is set out in the Schedule.

4.             This Novation Certificate is governed by Jamaican Law.

Schedule

Rights and obligations to be novated

[set out here]

[Existing Lender]		[New Lender]

By:
By:
Date:
Date:
[Address for Notices]

[Agent]	NFE North Holdings Limited
Agreed for and on behalf of itself as Agent and
for the Arranger and the other Lenders	By:

By:	Date:

Date: